Exhibit 99.2

FOURTH AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Nabors Industries Ltd. and Nabors Industries, Inc. (collectively, “the Company”) and William Restrepo (“Executive”), entered into an Executive Employment Agreement (the “Agreement”) effective as of March 3, 2014 and amended effective as of January 1, 2015 (the “First Amendment”), July 1, 2015 (the “Second Amendment”) and January 1, 2016 (the “Third Amendment”); and

WHEREAS, in consideration of the current economic conditions and in lieu of other cost reductions, Executive and the Company desire to decrease temporarily the compensation payable to Executive under the Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree to amend the Agreement as follows, effective July 1, 2016:

1.                  Section 3.1(a) of the Agreement is amended by replacing the second sentence (which was added by the First Amendment and amended by the Second Amendment and amended further by the Third Amendment) with: “However, on an interim basis commencing January 1, 2015 and ending on December 31, 2016, the amount of base salary due and payable for purposes of biweekly payroll administration only shall be based on an annual salary of Five Hundred Eighty-Five Thousand Dollars ($585,000).  For all other purposes under this Agreement, the term “Base Salary” or “base salary” shall be construed in accordance with the first sentence of this Section 3.1(a) as if the preceding sentence’s modification had not occurred.”

2.                  As amended by paragraph 1 above, the Agreement remains in full force and effect.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original but which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this amendment on the 10th day of June, 2016.

COMPANY:

Nabors Industries Ltd.

By:	/s/ Mark D. Andrews
Corporate Secretary

Nabors Industries, Inc.

By:	/s/ Laura W. Doerre
Its Secretary

EXECUTIVE:

/s/ William Restrepo
William Restrepo